Exhibit 10.33

AMENDMENT NO. 2 TO MASTER SERVICES AGREEMENT

This Amendment No. 2 to Master Services Agreement (this “Amendment”) is entered into this 1st day of April 2006 between Hawaiian Telcom Services Company, Inc. (“HTSC”) and Verizon Select Services Inc. (“VSSI”).

WHEREAS, HTSC and VSSI are parties to that certain Master Services Agreement effective May 2, 2005 (as amended by Amendment No 1, the “Agreement”);

WHEREAS, pursuant to the Agreement, VSSI provides HTSC with certain communications and related services; and

WHEREAS, upon the scheduled termination of the Agreement, HTSC intends to cease using Carrier Identification Code (“CIC”) 6224 and begin using a different CIC obtained by HTSC and to transition Data Circuits to an alternative provider;

WHEREAS, the Parties anticipate that HTSC will need to continue to use VSSI’s Services for a limited period of time as it transitions to the new CIC and new Data Circuit provider;

WHEREAS, VSSI and HTSC desire to extend and modify certain aspects of the Agreement to accommodate this transition,

NOW, THEREFORE in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning given them in the Agreement.

2. In Section 1 of the Agreement, the term “Initial Term” is amended and restated in its entirety as follows:

“Initial Term” shall mean the period commencing on the Effective Date and expiring at 12:01 am Eastern Time, June 1, 2006.

3. The phrase “There shall be a monthly fee of $855,000 for the period from Effective Date through January 31, 2006, and a monthly fee of $956,000 for the period February 1, 2006 until the end of the Initial Term, conditioned upon:” and Section A (Thresholds) of amended Annex A are deleted in their entirety as is the final paragraph of Section B (Prices). For avoidance of doubt, the rates that shall apply to the switched Services provided by VSSI under this Amendment shall be the minute of use rates specified in Annex A, Section B (Prices).

4. The following is added to Annex A, Section B (Prices):

Monthly recurring charges for the embedded base of Data Circuits are set forth in Annex B. If a Data Circuit is disconnected prior to the end of its monthly billing cycle, the charges shall be prorated using a formula the numerator of which is the number of days in the month the Circuit was active and the denominator is 30, multiplied by the monthly recurring charge. HTSC shall not order any new Data Circuits on or after April 1, 2006.

5. Section 6.8 of the Agreement is re-designated as Section 6.8(a) and the following Section 6.8(b) is added:

On and after April 1, 2006, HTSC shall use commercially reasonable efforts promptly to transfer all of its End Users to alternative service arrangements and acknowledges that VSSI will terminate all Services no later than June 1, 2006.

6. Except as expressly amended herein, all terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each Party has caused its duly authorized representative to execute this Amendment on such Party’s behalf on the date first set forth above.

Verizon Select Services Inc.		Hawaiian Telcom Services Company, Inc.

By:	Stephen E. Smith	By:	Alan M. Oshima
Title:	V.P. – Business Development	Title:	SVP, General Counsel & Secretary